Exhibit 23.1

CONSENT OF TECHNICAL REPORT AUTHOR

SRK Consulting (U.S.), Inc.
7175 W. Jefferson Ave.
Lakewood, Colorado 802335

November 18, 2011

Calais Resources Inc.
P.O. Box 653
Nederland, Colorado 80466

RE:  “Updated NI 43-101 Technical Report on Resources Calais Resources Inc. Consolidated Caribou Project Boulder County, Colorado, USA dated February 8, 2011 and updated August 29, 2011” and “Updated NI 43-101 Technical Report on Exploration Calais Resources Inc. Manhattan Project Nye County, Nevada, USA dated February 10, 2011 and updated August 11, 2011” (collectively the “Technical Reports”)

SRK Consulting (U.S.), Inc. (“SRK”) does hereby consent to the inclusion, incorporation, and use of all or a portion of the above referenced Technical Reports, and any references thereto and summaries thereof, within the annual report on Form 10-K for the fiscal year ended May 31, 2011, as amended (the “Amended Form 10-K”), of Calais Resources Inc. filed with the United States Securities and Exchange Commission (the “SEC”) and any amendments to such Amended Form 10-K filed with the SEC.

SRK certifies that it has read the written disclosures being filed and included in the Amended Form 10-K and that such disclosures fairly and accurately represent the information in the Technical Reports that support the disclosures.  SRK has no reason to believe that there are any misrepresentations in the information contained therein that are derived from the Technical Reports or within our knowledge as a result of the services performed by SRK Consulting in connection with the Technical Reports.

SRK hereby consents to being named as an expert in the Amended Form 10-K and any amendment to such Amended Form 10-K filed with the SEC.  SRK does hereby state that it prepared the Technical Reports and believes the Technical Reports state fairly and accurately the information in the Technical Reports.

SRK Consulting (U.S.), Inc.

  /s/ Neal Rigby

Neal Rigby, PhD, AIME, MIMMM
Corporate Consultant, Mining